Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-167032) pertaining to the Amended and Restated AOL Inc. 2010 Stock Incentive Plan and in the Registration Statement (Form S-8 No. 333-163603) pertaining to the AOL Inc. 2010 Stock Incentive Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of AOL Inc. and the effectiveness of internal control over financial reporting of AOL Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

McLean, Virginia

February 25, 2011